As filed with the Securities and Exchange Commission on July 23, 2025
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MCGRAW HILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	2741	87-1259704
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
8787 Orion Place
Columbus, Ohio 43240
Telephone: (614) 430-4000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

McGraw Hill, Inc. Stock Incentive Plan
McGraw Hill, Inc. 2025 Stock Incentive Plan
(Full title of the plan)

Simon Allen
Chief Executive Officer and President
8787 Orion Place
Columbus, Ohio 43240
Telephone: (614) 430-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Cristopher Greer, Esq. Anne L. Barrett, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019-6099 (212) 728-8000	David B. Stafford, Esq. General Counsel and Secretary 8787 Orion Place Columbus, Ohio 43240 (614) 430-4000	James J. Clark, Esq. Christopher W. Clement, Esq. Meghan McDermott, Esq. Cahill Gordon & Reindel LLP 32 Old Slip New York, New York 10005 (212) 701-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE
This registration statement on Form S-8 (this “Registration Statement”) is filed by McGraw Hill, Inc. (the “Company” or “Registrant”) to register for issuance 24,119,587 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), consisting of (i) 8,619,587 shares of Common Stock underlying stock options previously granted and outstanding under the McGraw Hill, Inc. (f/k/a Mav Holding Corporation) Stock Incentive Plan (the “2021 Incentive Plan”), (ii) 15,500,000 shares of Common Stock that may be granted or issued under the McGraw Hill, Inc. 2025 Stock Incentive Plan (the “2025 Incentive Plan” and, together with the 2021 Incentive Plan, the “Plans”), and (iii) such additional shares that may become issuable in accordance with the Plans to prevent dilution resulting from any future stock splits, stock dividends or similar adjustments of the outstanding Common Stock. The 2021 Incentive Plan was approved by the Company’s board of directors on December 3, 2021 and ratified and approved by the Company’s stockholders on July 14, 2025. The 2025 Incentive Plan was approved by the Company’s board of directors on July 14, 2025 and approved by the Company’s stockholders on July 14, 2025.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of this Registration Statement have been or will be sent or given to participants as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the rules and regulations of the United States Securities and Exchange Commission (the “Commission”). Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents, filed with the Commission by the Company, are incorporated by reference into this Registration Statement:
(a) Amendment No. 4 to the Company’s Registration Statement on Form S-1 filed with the Commission (File No. 333-288373) and dated July 18, 2025, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;
(b) the Company’s prospectus to be filed with the Commission by the Registrant pursuant to Rule 424(b) under the Securities Act on or about July 24, 2025, relating to the Company’s registration statement on Form S-1 (File No. 333-288373); and
(c) the description of the Common Stock, which is contained in the Company’s registration statement on Form 8-A (File No. 001-42764), filed by the Registrant on July 23, 2025, together with any amendment or report filed with the Commission for the purpose of updating such description.
In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission; provided, however, that documents or portions thereof which are “furnished” and not “filed” in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement unless the Registrant expressly provides to the contrary that such document is incorporated by reference into this Registration Statement.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement except as so modified or superseded.
Item 4.     DESCRIPTION OF SECURITIES
Not applicable.
Item 5.    INTERESTS OF NAMED EXPERTS AND COUNSEL
Not applicable.
Item 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS
Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of a director or certain officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability for (1) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (2) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) a director or officer for any transaction from which the director or officer derived an improper personal benefit, (4) a director under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (5) an officer in any action by or in the right of the corporation. The Registrant’s second amended and restated certificate of incorporation will contain a provision which eliminates directors’ and officers’ personal liability for monetary damages to the fullest extent permitted by the DGCL.
The Registrant’s amended and restated bylaws will provide in effect that the Registrant shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, associates and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145; and that, unless indemnification is ordered by a court, the determination that indemnification under subsections (a) and (b) of Section 145 is proper because the director, officer, employee or agent has met the applicable standard of conduct under such subsections shall be made by (1) a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.
The Registrant expects to maintain standard policies of insurance that provide coverage (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to the Registrant with respect to indemnification payments that the Registrant may make to such directors and officers. In addition, prior to the completion of the Registrant’s initial public offering, the Registrant expects to enter into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify each such director or officer, to the fullest extent permissible under Delaware law, against liabilities and for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, the Registrant has been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.
The underwriting agreement entered into in connection with the Registrant’s initial public offering provides for indemnification by the underwriter of the Registrant and the Registrant’s officers and directors, and by the Registrant of the underwriters for certain liabilities arising under the Securities Act or otherwise in connection with the initial public offering.
Item 7.     EXEMPTION FROM REGISTRATION CLAIMED
Not applicable.

Item 8.                EXHIBITS
The Exhibits to this Registration Statement are listed in the Index to Exhibits and are incorporated herein by reference.

		Incorporated by Reference				Filed Herewith
Exhibit No.	Description	Form	File No.	Exhibit	Filing Date

4.1	Form of Second Amended and Restated Certificate of Incorporation of the Registrant	S-1	333-288373	3.3	July 17, 2025

4.2	Form of Amended and Restated Bylaws of the Registrant	S-1	333-288373	3.5	July 17, 2025

4.3	Form of Investor Rights Agreement	S-1	333-288373	4.4	June 27, 2025

5.1	Opinion of Willkie Farr & Gallagher LLP					X

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm					X

23.2	Consent of Willkie Farr & Gallagher LLP (included in Exhibit 5.1 hereto)					X

24.1	Power of Attorney (included on the signature page hereto)					X

99.1	McGraw Hill, Inc. (formerly known as Mav Holding Corporation) 2021 Stock Incentive Plan	S-1	333-288373	10.6	June 27, 2025

99.2	McGraw Hill, Inc. 2025 Stock Incentive Plan	S-1	333-288373	10.8	July 14, 2025

99.3	Form of Option Agreement for the McGraw Hill, Inc. 2025 Stock Incentive Plan.	S-1	333-288373	10.11	July 14, 2025

99.4	Form of Restricted Stock Unit Grant Notice and Agreement for the McGraw Hill, Inc. 2025 Stock Incentive Plan.	S-1	333-288373	10.12	June 27, 2025

99.5	Amendment No. 1 to McGraw Hill, Inc. (formerly known as Mav Holding Corporation) 2021 Stock Incentive Plan.	S-1	333-288373	10.14	July 14, 2025

107	Filing Fee Table					X
Item 9.         UNDERTAKINGS
1. The undersigned Registrant hereby undertakes:
(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered

(if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with, or furnished to, the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 23rd day of July, 2025.

McGraw Hill, Inc.

By:	/s/ Simon Allen
Name:	Simon Allen
Title:	Chief Executive Officer and President
POWER OF ATTORNEY
KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Simon Allen, Robert Sallmann and David B. Stafford, or each of them, severally, as his or her attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place, and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same with all exhibits hereto, and all other documents in connection herewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Title

/s/ Simon Allen	President and Chief Executive Officer (principal executive officer)
Simon Allen

/s/ Robert Sallmann	Executive Vice President and Chief Financial Officer (principal financial officer)
Robert Sallmann

/s/ Muhammad Ali Jamal	Senior Vice President and Controller (principal accounting officer)
Muhammad Ali Jamal

/s/ Mary Ann Sigler	Director
Mary Ann Sigler